Exhibit 3.0

BEAR INDUSTRIAL SUPPLY & MANUFACTURING, INC.
 FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
of Bear Industrial Supply & Manufacturing, Inc.
Long Beach, California

We have audited the accompanying balance sheets of Bear Industrial Supply & Manufacturing, Inc. (a California corporation) (the Company) as of December 31, 2007 and 2006, and the related statements of income, stockholders’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bear Industrial Supply & Manufacturing, Inc. as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Mendoza Berger & Company, LLP

Irvine, California
April 2, 2008

BEAR INDUSTRIAL SUPPLY & MANUFACTURING, INC.
BALANCE SHEETS
DECEMBER 31, 2007 AND 2006

ASSETS

	2007	2006
Current assets:
Cash	$51,827	$10,567
Accounts receivable, net of allowance for doubtful accounts of $19,485 and $8,605 at December 31, 2007 and 2006, respectively	389,414	232,069
Other receivables	3,373	1,600
Inventory (Note 3)	141,879	88,241
Prepaid expenses	15,493	1,208
Deferred finance costs, net of amortization (Note 7)	41,868	41,868

Total current assets	643,854	375,553

Property, plant and equipment, net of accumulated depreciation (Note 4)	399,516	224,443

Other assets:
Deposits	18,495	22,295
Deferred finance costs, net of current portion and amortization (Note 7)	41,564	83,601

Total other assets	60,059	105,896

Total assets	$1,103,429	$705,892

The accompanying notes are an integral part of these statements

BEAR INDUSTRIAL SUPPLY & MANUFACTURING, INC.
BALANCE SHEETS
DECEMBER 31, 2007 AND 2006

LIABILITIES AND STOCKHOLDERS’ DEFICIT

	2007	2006
Current liabilities:
Accounts payable	$263,892	$84,004
Accrued liabilities	54,879	43,468
Accrued interest	34,960	-
Secured line of credit – related party (Note 6)	586,140	-

Total current liabilities	939,871	127,472

Long term liabilities:
Secured line of credit – related party (Note 6)	52,100	486,597
Notes payable – related parties (Note 5)	385,000	385,000
Accrued interest, net of current portion	112,921	172,873

Total liabilities	1,489,892	1,171,942

Commitments (Note 9)	-	-
Stockholders’ deficit: Common stock, 10,000,000 shares authorized; 1,657,500 shares and 1,500,000 issued and outstanding; at December 31, 2007 and 2006, respectively	434,000	164,000
Accumulated deficit	(820,463)	(630,050)

Total stockholder’s deficit	(386,463)	(466,050)

Total liabilities and stockholders’ deficit	$1,489,892	$1,171,942

The accompanying notes are an integral part of these statements

BEAR INDUSTRIAL SUPPLY & MANUFACTURING, INC.
STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006

Sales	$1,962,512	$1,182,746

Cost of goods sold	1,610,186	1,092,958

Gross profit	352,326	89,788
Operating expenses:
Selling	74,804	63,834
General and administrative	271,533	256,356

Net income (loss) from operations	5,989	(230,402)

Interest expense	195,602	160,451

Net loss before provision for income taxes	(189,613)	(390,853)

Provision for income tax expense (Note 8)	800	800

Net loss	$(190,413)	$(391,653)

The accompanying notes are an integral part of these statements

BEAR INDUSTRIAL SUPPLY & MANUFACTURING, INC.
STATEMENT OF STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	Common stock
	Numbers of Shares	Amount	Accumulated Deficit	Total Stockholders’ Deficit

Balance at December 31, 2005	1,200,000	$50,000	$(238,397)	$(188,397)

Common stock issued in conjunction with debt (Notes 5 and 7)	300,000	114,000	-	114,000

Net loss	-	-	(391,653)	(391,653)

Balance at December 31, 2006	1,500,000	164,000	(630,050)	(466,050)

Common stock issued for cash	157,500	270,000	-	270,000

Net loss	-	-	(190,413)	(190,413)

Balance at December 31, 2007	1,657,500	$434,000	$(820,463)	$(386,463)

The accompanying notes are an integral part of these statements

BEAR INDUSTRIAL SUPPLY & MANUFACTURING, INC.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
Cash flows from operating activities:
Net loss	$(190,413)	$(391,653)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	67,038	27,553
Amortization of deferred finance costs	42,037	33,027
Changes in operating assets and liabilities:
Accounts receivable	(157,344)	(150,130)
Other receivables	(1,773)	4,200
Inventory	(53,638)	(48,107)
Prepaid expenses	(14,285)	(330)
Deposits	3,800	(1,000)
Accounts payable	179,885	33,456
Accrued interest	(24,992)	160,452
Accrued liabilities	11,413	38,266

Total adjustments	52,141	97,387

Net cash used in operating activities	(138,272)	(294,266)

Cash flows from investing activities: Purchase of property and equipment	(242,111)	(167,071)

Net cash used in investing activities	(242,111)	(167,071)

Cash flows from financing activities:
Proceeds from lines of credit	151,643	236,597
Proceeds from notes payable – related party	-	228,000
Common stock issued for cash	270,000	-

Net cash provided by financing activities	421,643	464,597

Net increase in cash	41,260	3,260

Cash, beginning of year	10,567	7,307
Cash, end of year	$51,827	$10,567

Supplemental schedule of non cash financing activities:

Common stock issued for debt as finance costs	$-	$114,000

Due to related party converted to line of credit	$-	$250,000

The accompanying notes are an integral part of these statements

BEAR INDUSTRIAL SUPPLY & MANUFACTURING, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

1.	BUSINESS AND ORGANIZATION

Founded in 2005, Bear Industrial Supply & Manufacturing, Inc. (The Company), was created in the State of California to provide the environmental, water well, and geotechnical drilling industry with well products and machine shop services.  The Company has extended the product offering to include machining and custom manufacturing services for low carbon steel and stainless steel pipe products and other key materials used in the industry.

In 2006, the “Oil & Gas Products and Services” (O&G) division was created to provide machine shop, consultation and engineering design services for specialized and custom downhole tools.

2.            SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses.  Actual amounts could materially differ from those estimates.

Concentration of Credit Risk

The Company currently maintains substantially all of its day-to-day operating cash with a major financial institution.  At times, cash balances may be in excess of the amounts insured by the Federal Deposit Insurance Corporation (FDIC).  Management believes the financial risk associated with these balances is minimal and has not experienced any losses to date.

The Company has one customer that accounts for 61.9% and 72.3% of sales for the years ended December 31, 2007 and 2006, respectively.

Accounts Receivable

The Company recognizes revenue upon delivery of goods to its customers, tile passes and collectibility is reasonably assured. The Company is subject to credit risk as it extends credit to its customers.  The Company extends credit to its customers, mostly on an unsecured basis, after performing certain credit analysis.

BEAR INDUSTRIAL SUPPLY & MANUFACTURING, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

2.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Management provides for probable uncollectible amounts through a charge to earnings and a credit to an allowance for doubtful accounts based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the allowance for doubtful accounts and a credit to accounts receivable.

Inventory

Inventory is valued at the lower of cost or market, using the first-in, first-out (FIFO) method.

Property, Plant and Equipment

Property, plant and equipment are stated at cost.  Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period.  Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets, which range from one to ten years.  Leasehold improvements are amortized over the shorter of the estimated useful life of the asset or the related lease term.

Impairment of Long-Lived Assets

The Company reviews the carrying values of its long-lived and intangible assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable.  In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends, and prospects, as well as the effects of obsolescence, demand, competition, and other economic factors.  No impairment losses were recorded during the years ended December 31, 2007 and 2006.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their  respective  tax  basis  and  operating  loss and tax credit carryforwards. Deferred tax

BEAR INDUSTRIAL SUPPLY & MANUFACTURING, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

2.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  The components of the deferred tax assets and liabilities are classified as current and non-current based on their characteristics.  A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

3.           INVENTORY

Inventory consists of the following as of December 31:

	2007	2006
Raw materials	$126,604	$88,241

Finished goods	15,275	-

	$141,879	$88,241

4.           PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following as of December 31:

	2007	2006
Furniture, fixtures and office equipment	$16,716	$5,216
Machinery and equipment	436,046	254,913
Computer equipment	5,821	3,821
Leasehold improvements	47,478	$-
	506,061	263,950
Less: accumulated depreciation and amortization	(106,545)	(39,507)
	$399,516	$224,443

Depreciation and amortization expense was $67,038 and $27,553 for the years ended December 31, 2007 and 2006, respectively.

BEAR INDUSTRIAL SUPPLY & MANUFACTURING, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

5.           NOTES PAYABLE AND ACCRUED INTEREST - RELATED PARTY

	2007	2006
Unsecured note payable, interest payable at 13.33% plus $650 per month, and 10% ownership of the Company, due on December 31, 2009, see Note 7	$75,000	$75,000

Unsecured note payable, interest payable at 13.33% plus 10% ownership of the Company, due on December 31, 2009, see Note 7	110,000	110,000

Unsecured note payable, interest payable at 13.33% plus 30% ownership of the Company, due on December 31, 2009, see Note 7	200,000	200,000

Total notes payable	$385,000	$385,000

As of December 31, 2007, the future minimum note payments are as follows:

For the Year Ended December 30,
2009	$385,000

6.           SECURED LINES OF CREDIT – RELATED PARTY

On January 1, 2006, the Company signed a secured promissory note with a business entity controlled by a shareholder.  The Company has the ability to borrow up to $1,000,000 from time to time through June 30, 2008, automatically renewed for an indefinite number of 2-year periods, unless terminated by either party.  The loan bears interest at 24% per annum.  The loans will be secured by substantially all assets and proceeds of the Company, as defined in the agreement.  The total amount outstanding under this line of credit at December 31, 2007 and 2006 was $586,140 and $486,599, respectively.  The current balance of $586,140 is due and payable on June 30, 2008, unless renewed.

BEAR INDUSTRIAL SUPPLY & MANUFACTURING, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

6.           SECURED LINES OF CREDIT – RELATED PARTY (Continued)

On March 20, 2007, the Company signed a secured promissory note with a business entity controlled by a shareholder.  The Company has the ability to borrow up to $2,000,000 from time to time through March 20, 2009, automatically renewed for an indefinite number of 2-year periods, unless terminated by either party.  The loan bears interest at 18% per annum and a loan fee of 2% shall be paid and deducted from the proceeds of each loan.  The loans will be secured by substantially all assets and proceeds of the Company, as defined in the agreement. The total amount outstanding under this line of credit at December 31, 2007 was $52,100 and is due and payable on March 20, 2009, unless renewed.

7.           COMMON STOCK AND DEFERRED FINANCE COSTS

The common stock issued in conjunction with the notes payable disclosed in Note 5 was recorded at fair value as determined by management and accounted as additional finance costs to be deferred and charged to expense over the term of the notes.  The total amount of common stock issued as additional finance costs during the year ended December 31, 2006 was 300,000 shares valued at a total of $114,000.

	2007	2006

Deferred finance costs:
Beginning balance	$164,000	$50,000
Additional deferred finance costs	-	114,000
Ending balance	164,000	164,000
Less: accumulated amortized finance costs	(80,568)	(38,531)

	83,432	125,469

Less: current portion	41,868	41,868

	$41,564	$83,601

BEAR INDUSTRIAL SUPPLY & MANUFACTURING, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

The total amount of finance costs recorded during the year ended December 31, 2007 and 2006 was $42,037 and $33,027, respectively.

During the year ended December 31, 2007, the Company issued 157,500 shares for $315,000, net of $45,000 for expenses related to the raising of funds for a net amount received of $270,000.

8.           INCOME TAXES

The provision (benefit) for income taxes consists of the following:

	2007	2006

Current:
Federal	$-	$-
State	800	800

	800	800
Deferred (benefit):
Federal	$(69,000)	$(107,000)
State	(17,000)	(35,000)

	(86,000)	(142,000)
Valuation allowance	86,000	142,000

	-	-
Provision income taxes	$800	$800

The components of the deferred tax asset, net of the deferred tax liability, are as follows:

	2007	2006
Deferred tax asset: Net operating loss	$297,000	$228,000
Valuation allowance	(297,000)	(228,000)
Net deferred tax asset	$-	$-

At December 31, 2007 and 2006, the Company has net operating loss carryforwards, which expire through 2027, to offset future taxable income of approximately $820,000 for federal and state income taxes, respectively.

BEAR INDUSTRIAL SUPPLY & MANUFACTURING, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

Realization of the deferred tax assets is dependent upon future taxable income from operations or the use of available tax planning strategies. Although realizations is not assured, management believes that it is more likely than not, that all of the net deferred tax assets will be realized.

In the event of a change of ownership, per Internal Revenue Code Section 382, the availability of the Company’s net operating loss carryforwards may be subject to an annual limitation against taxable income in future periods, which could substantially limit the eventual utilization of these net operating loss carryforwards.

9.             OPERATING LEASES

The Company currently leases its facility under a non-cancellable operating lease expiring in March 2009. Total rent expense for the years ended December 31, 2007 and 2006 totalled $108,996 and $95,070, respectively.

As of December 31, 2007, the future minimum lease payments are as follows:

For the Years Ending December 31,

2008	114,725
2009	29,758
Total	$144,483

10.           SUBSEQUENT EVENTS

Line of Credit – Related Party

On January 17, 2008, the Company signed a secured promissory note with a business entity controlled by a shareholder.  The Company has the ability to borrow up to $500,000 from time to time through March 31, 2008.  The loan bears interest at 8% per annum.  The loans will be secured by substantially all assets and proceeds of the Company, as defined in the agreement.

On February 29, 2008, the Company signed a secured promissory note with a business entity controlled by a shareholder.  The Company has the ability to borrow up to $465,500 from time to time through February 28, 2009.  The loan bears interest at 10% per annum.  The loans will be secured by substantially all assets and proceeds of the Company, as defined in the agreement.